AMENDMENT TO
SCHEDULE A
to the
INVESTMENT SUB-ADVISORY AGREEMENT
Dated October 9, 2025 between
DEFIANCE ETFS, LLC
and
MILLIMAN FINANCIAL RISK MANAGEMENT LLC
and
ETF SERIES SOLUTIONS

The Adviser will pay to the Sub-Adviser as compensation for the Sub-Adviser’s services rendered, a fee, computed daily at an annual rate based on the greater of (1) the minimum annual fee or (2) the daily aggregate net assets of the Funds listed below in accordance with the following fee schedule:

Fund	Minimum Annual Fee	Rate
Defiance GRNY Option Income ETF	$15,000	0.12%
Defiance DRAM Option Income ETF	$15,000	0.12%
Defiance BMNR Option Income ETF	$15,000	0.12%

IN WITNESS WHEREOF, the parties hereto have caused this Schedule A to be signed on their behalf by their duly authorized officers as of June 8, 2026.

ETF SERIES SOLUTIONS, on behalf of each Fund listed on this Schedule A By: /s/ Noelle-Nadia A. Filali Name: Noelle-Nadia A. Filali Title: Assistant Secretary
DEFIANCE ETFS, LLC By: /s/ Jacob Ingram Name: Jacob Ingram Title: President
MILLIMAN FINANCIAL RISK MANAGEMENT LLC By: /s/ Robert Cummings Name: Robert Cummings Title: Principal